Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following Florida corporation is a wholly-owned subsidiary of the registrant:

Alternative Fuels Americas, Inc.

The following Florida corporation is a majority-owned subsidiary of the registrant:

Marijuana Holdings Americas, Inc.

The following Oregon limited liability companies are indirect controlled subsidiaries of the registrant through Marijuana Holdings Americas, Inc.:

·	MJAI Oregon 1, LLC
·	MJAI Oregon 2, LLC
·	MJAI Oregon 3, LLC
·	MJAI Oregon 4, LLC

The following Oregon limited liability company is a wholly-owned subsidiary of the registrant:

34225 Kowitz Road, LLC